Between

Lionbridge Technologies, Inc.
As Pledgor

and

Wachovia Bank, National Association
As Pledgee

SHARE PLEDGE AGREEMENT

over the shares of Lionbridge Holdings Luxembourg S.à r.l.

SHARE PLEDGE AGREEMENT DATED AUGUST 4, 2006

BETWEEN:

Lionbridge Technologies, Inc., a For Profit Corporation duly incorporated and validly existing under the law of Delaware, having its registered office at c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904, United States of America and its principal address at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 0245, United States of America, registered with the State of Delaware under number 2806855, (the “Pledgor”),

And

Wachovia Bank, National Association, in its capacity as Administrative Agent, for the benefit of the Lenders as defined in the Credit Agreement, which expression includes all the Lenders, pursuant to article 2.4 of the law of August 5, 2005 on financial collateral arrangements (loi du 5 août 2005 sur les contrats de garantie financière)), a national banking association under the law of the United States of America, having its registered office at 201 South College Street, Charlotte, NC 28288, (the “Pledgee”)

In the presence of Lionbridge Holdings Luxembourg S.à r.l., a société à responsabilité limitée (private limited liability company) duly incorporated and validly existing under the law of the Grand-Duchy of Luxembourg, with registered office at 1, rue des Glacis, L-1628 Luxembourg, having a share capital of EUR 1,750,925 in process of registration with the Luxembourg Registre de Commerce et des Sociétés (Trade and Companies Register) (the “Company”).

PRELIMINARY
A	The Pledgor is the sole legal owner of the following shares of the Company:

	-	500 (Five hundred) Class A shares (the “Class A Shares”);

•	45,525 (Forty-five thousand five hundred twenty-five) Class B shares (the “Class B Shares”);

- - - - -	4,802 (Four thousand eight hundred two) Class C shares (the “Class C shares”);
4,802 (Four thousand eight hundred two) Class D shares (the “Class D Shares”);
4,802 (Four thousand eight hundred two) Class E shares (the “Class E Shares”);
4,803 (Four thousand eight hundred three) Class F shares (the “Class F Shares”); and
4,803 (Four thousand eight hundred three) Class G shares (the “Class G Shares”);

all having a nominal value of EUR 25 (twenty-five euros) each and fully paid-up.

B	In accordance with that certain credit
agreement dated September 1, 2005, (as
amended, restated, supplemented or otherwise
modified, the “Credit Agreement”) by and among
Lionbridge Technologies, Inc. (“USCo”),
Lionbridge International f/k/a Lionbridge
Technologies Ireland (the “Irish Borrower”),
Lionbridge Technologies Holdings BV (the
“Dutch Borrower I”), Lionbridge Global
Solutions Holdings (Netherlands) B.V., (the
“Dutch Borrower II” and together with the
Dutch Borrower I, the “Dutch Borrowers”), the
Material Domestic Subsidiaries of the USCo
from time to time party thereto, the
Subsidiaries of the Irish Borrower and the
Dutch Borrowers from time to time party
thereto, the Lenders from time to time party
thereto and the Pledgee, the Pledgor has
undertaken to secure the payment and the
performance of its obligations to the benefit
of the Pledgee notably by granting a pledge
over 65% of the issued shares it holds and
will hold in the Foreign Guarantor(s), as
defined in the Credit Agreement.

C	By a joinder agreement dated August 4, 2006 by
and among the Company, USCo, the Irish
Borrower, the Dutch Borrowers, the Material
Domestic Subsidiaries of USCo party thereto,
the Subsidiaries of the Irish Borrower and the
Dutch Borrowers party thereto and Wachovia
Bank, National Association, in its capacity as
Administrative Agent as defined therein, the
Company is deemed to be a party to and a
Foreign Guarantor under the Credit Agreement.
Consequently, the Pledgor agrees to grant to
the Pledgee a pledge over the Shares (as
further defined below) and the Pledgee accepts
the pledge.

IT IS AGREED AS FOLLOWS:

ARTICLE 1 -Definitions and Interpretation

1.1.	Definitions

Terms defined in the Credit Agreement shall have the same meaning herein, unless expressly provided to the contrary. In addition, the following terms shall have the meanings assigned to them in this Section.

Business Day	means any day that is not a Saturday, Sunday or a day on which banking institutions in the city of Luxembourg are authorized or required by law or regulation to close.

Dividends	means, in relation to any Share, all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect to that Share;

(b)	rights, shares, money or other assets accruing offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of that Share;

(c)	allotments, offers and rights accruing or offered in respect of that Share; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

Pledge Agreement		means this instrument as originally executed or as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

Pledge		means the first ranking pledge over the Shares and security interest created pursuant to this Pledge Agreement granted by the Pledgor to the Pledgee, for the benefit of the Lenders.

Secured Obligations	means all present and future
liabilities and obligations
(whether actual or contingent
and whether owed jointly or
severally or in any other
capacity whatsoever) which now
or hereafter may be or become
due and owing by the Credit
Parties to the Pledgee and the
Lenders under the Credit
Documents and to the Hedging
Agreement Providers under the
Secured Hedging Agreements
(including all Credit Party
Obligations, as defined in the
Credit Agreement), and
references to “Secured
Obligation” includes references
to any of them.

Shares	means the 45,525 (forty-five
thousand five hundred
twenty-five) Class B Shares
(“parts sociales”) of the
Company held by the Pledgor and
representing 65% of the share
capital of the Company at the
date of this Pledge Agreement
and any further share which
shall be issued, transferred,
distributed or allocated to,
the Pledgor, from time to time,
that shall immediately be and
become subject to the Pledge so
that in the aggregate the
Shares shall always represent
65% of the issued shares of the
Company at any time.

Winding-Up		means winding-up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2.	Interpretation

In this Pledge Agreement, the following rules of interpretation shall apply:

(a)	Headings in this Pledge Agreement are for convenience of reference only;

(b)	Each gender shall include all genders, and the singular shall include the plural, and the plural the singular, as the context shall require;

(c)	References to any document or agreement in this Pledge Agreement are references to such document or agreement as the same may from time to time be amended, modified, novated or supplemented;

ARTICLE 2 -Pledge of the Shares
2.1.	Pledge of the Shares

For the full payment and discharge of the Secured Obligations, the Pledgor hereby grants to the Pledgee irrevocably and unconditionally a pledge over the Shares and over all proceeds thereof including all Dividends, cash, instruments, warrants, options and other rights, title, property or proceeds, benefits and products from time to time received, receivable or otherwise distributed in respect of or in exchange for the Shares as security for the prompt and complete payment when due of the Secured Obligations. The Pledgor moreover undertakes to pledge any shares (if any) in the Company which will be issued in the future by the Company and subscribed by the Pledgor, as security for the prompt and complete payment when due of the Secured Obligations so that in the aggregate the Shares shall always represent 65% of the issued shares of the Company at any time.

2.2.	Perfection of the Pledge

The Pledgor and the Pledgee instruct the Company, and by executing this Pledge Agreement, the Company acknowledges and accepts the Pledge over the Shares and undertakes to duly register the Pledge in the register of shareholders of the Company in accordance with article 5.(2) c) of the law of August 5, 2005 on financial collateral arrangements (loi du 5 août 2005 sur les contrats de garantie financière) using a wording along the following lines:
“Pursuant to a Share Pledge Agreement dated on or around August 3, 2006 between Lionbridge Technologies, Inc. and Wachovia Bank, National Association, in the presence of Lionbridge Holdings Luxembourg S.à r.l., as may be amended, supplemented, restated or novated from time to time (the “Share Pledge Agreement”), the Shares (as defined in the Share Pledge Agreement), including the Class B Shares in Lionbridge Holdings Luxembourg S.à r.l. referred to in this page of the register of shares are pledged by Lionbridge Technologies, Inc. in favour of Wachovia Bank, National Association as security for all Secured Obligations (as defined in the Share Pledge Agreement).”
The Pledgor undertakes to perfect the Pledge, at its own costs and expenses, by the fulfilment of any further or additional requirement under any applicable law (if any).
The Pledgor and the Company instruct and appoint M. Olivier Dorier as their proxy to register the Pledge in the register of shareholders of the Company.”

A certified copy of the register of shareholders evidencing the registration shall be delivered by the Company to the Pledgee promptly after the execution of this Pledge Agreement.

2.3.	Supplemental Pledge

The Pledge created under this Pledge Agreement is in addition and supplemental to and not in substitution for any other securities held by the Pledgee.

2.4.	Release of the Pledge

2.4.1.	Final redemption

Subject to Clause 2.4.2 (Retention), if the Pledgee is satisfied that all the Secured Obligations have been irrevocably paid in full and that all facilities which might give rise to Secured Obligations have terminated, the Pledgee shall at the request and cost of the Pledgor release and discharge (as appropriate) the Shares from the Pledge.

2.4.2.	Retention

If the Pledgee considers that any amount paid or credited to any Lender under the Credit agreement is capable of being avoided or otherwise set aside on the Winding-Up of the Pledgor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been irrevocably paid.

ARTICLE 3 -Allocation of Dividends and exercise of voting rights
3.1.	Allocation of Dividends

The Pledgor shall be entitled to receive any Dividends, distributions, reimbursed capital or liquidation bonus, or any amount received in relation to the Shares until the occurrence of an Event of Default.

At any time after occurrence and during the continuance of an Event of Default, the Pledgee shall receive and retain any Dividends or other payments in respect of the Shares, which payments shall be applied against the Secured Obligations in accordance with article 6 (5) of the law of August 5, 2005 on financial collateral arrangements.

3.2.	Exercise of voting rights

The Pledgor shall be entitled to exercise all voting rights attached to the Shares, subject to the covenants provided for in Section 4.2. hereafter until the occurrence of a continuing Event of Default.

ARTICLE 4 -Representations, Warranties and Covenants
4.1.	Representations and warranties

The Pledgor represents and warrants that:

(a)	It is the sole owner of the Shares and the Pledgor has not sold or disposed of any or all of the Shares or its rights, titles and interests in the Shares,

(b)	the Shares represent 65% of the share capital of the Company at the execution date of this Pledge Agreement,

(c)	it has the capacity and the powers to execute this Pledge Agreement and to perform its obligations pursuant to this Pledge Agreement,

(d)	this Pledge Agreement constitutes legal, valid and binding obligations and as soon as the Pledge is perfected as stated in Section 2.2., the Pledge creates an effective first ranking security over the Shares,

(e)	the Shares are free from any encumbrance, except as created in favour of the Pledgee under this Pledge Agreement.

4.2. Covenants

(a)	Except with the Pledgee’s prior written consent, the Pledgor shall not:

(i)	assign or dispose of any or all of its Shares, rights, title or interest in the Shares,

(ii)	create, grant or authorise any encumbrance over the Shares or any restriction on the ability to transfer or realise any or all of the Shares except as provided in this Pledge Agreement,

(iii)	exercise the voting rights to which the Shares entitle to, in any manner which would have a material adverse effect over the security constituted by this Pledge Agreement (including, without limitation, decisions to wind-up or liquidate the Company, to decrease or to increase its share capital as well as any decision which could impact on the percentage of shares of the Company pledged by the Pledgor to the benefit of the Pledgee) or would be inconsistent with the Credit Agreement.

(b)	the Pledgor shall immediately notify the Pledgee of the issuance of any shares or any other interest in the capital of the Company;

(c)	the Pledgor shall from time to time do all such acts and things and execute and deliver such deeds, transfers, assignments and documents as the Pledgee may require for perfecting, protecting or permitting the realisation of the Pledge.

4.3. Negative Covenants

The Pledgor shall not create or permit to subsist any security over the Shares, nor do anything else prohibited by Article VI (Negative Covenants) of the Credit Agreement except as permitted by this Pledge Agreement.

ARTICLE 5 -Enforcement of the Pledge of the Shares
5.1.	Realisation of the Pledge

Upon the occurrence of an Event of Default as defined in the Credit Agreement, the Pledgee, without any demand or notice of any kind, other than the notice specified in the Credit Agreement, may, if any of the Secured Obligations have become due and payable and have not been paid, realise the Shares or any part thereof, with the right for the Pledgee:

(i)	to appropriate any Shares at the fair market value of such Shares as determined by the Pledgee in its absolute discretion, whose determinations and valuations shall be made in good faith and shall be binding absent manifest error; and/or

(ii)	to sell any Shares that constitute financial instruments (including, without limitation, transferable securities) listed on a stock exchange or dealt in one of the markets defined by article 11 (1) (e) of the Law of 5 August 2005 on financial collateral arrangements or to cause the sale thereof on the stock exchange or on the aforesaid market through the intermediary of a person whom the Pledgee may designate, or to appropriate such Shares at the prevailing market value; and/or

(iii)	to sell or cause the sale of any Shares by private contract at arm’s length or by public auction or through a stock exchange; and/or

(iv)	in respect of any Shares consisting of claims for sums of money, to exercise any set-off rights pursuant to the terms of article 18 of the Law of 5 August 2005 on financial collateral arrangements; and/or

(v)	to apply to court to be authorized to make an appropriation of the Shares at a price to be determined by independent experts; and/or

(vi)	in respect of any Shares, to realise in any other manner provided for by applicable law.

For the implementation of any of the above enforcement methods, it is hereby acknowledged and agreed by the parties that the Company shall abide by the instructions of the Pledgee, with no obligation for the Pledgee or the Company to seek the Pledgor’s approval or to inform it, as soon as the Pledgee shall have notified the Company in writing (by e-mail, fax or hand delivery) of the enforcement of the Pledge in accordance with the terms hereof, including without limitation, those instructions relating to the appropriation of the Shares and the payment of any cash proceeds in the hands of the Pledgee. Without affecting the rights of the Pledgor or the obligations hereby imposed on the Company, the Pledgee shall as soon as practicable forward to the Pledgor any such notification made in accordance with the preceding sentence.

To the extent necessary, in case of realisation of the Pledge, the Pledgor hereby expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the transfer of the Shares, including any restriction provided in the articles of incorporation of the Company and/or in any shareholders’ agreement relating to the Company.

5.2.	Application of proceeds

The Pledgee shall apply the proceeds of the realisation of the Pledge in accordance with Section 2.13 (b) of the Credit Agreement.

5.3.	Indemnity

The Pledgee shall not be bound to realize the Pledge and the Pledgee shall not be responsible for any loss or damage suffered by the Pledgor by reason of any sale or other dealing with all or any part of the Shares permitted by and made in accordance with Luxembourg law or by the abstention of the Pledgee to exercise its rights, powers or remedies under this Pledge Agreement or by virtue of Luxembourg law, except in the case of gross negligence or wilful misconduct of the Pledgee.

ARTICLE 6 -Right of recourse
6.1.	Immediate recourse

The Pledgor waives any right it may have of first requiring any Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Pledgor under this Pledge Agreement, except as shall be required by applicable statute and cannot be waived.

6.2.	Deferral of Pledgor’s rights

Until all the Secured Obligations have been irrevocably paid in full and all facilities which might give rise to Secured Liabilities have terminated and unless the Pledgee otherwise directs, the Pledgor will not exercise any rights which it may have by reason of performance by it of its obligations under the Credit Agreement:

(a)	to be indemnified by any Borrower, US Guarantor or Foreign Guarantor;

(b)	to claim any contribution from any other Pledgor or any other guarantor of any Borrower’s, US Guarantor’s or Foreign Guarantors’ obligations under the Credit Agreement; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation, pursuant to notably Articles 1251-3°, 2029 and 2037 of the Luxembourg Civil Code, or otherwise) of any rights of the Lenders under the Credit Agreement or of any guarantee or other security taken pursuant to, or in connection with, the Credit Agreement by any Lender.

ARTICLE 7 -Miscellaneous
7.1.	No waiver – cumulative remedies

No failure on the part of the Pledgee to exercise and no delay in exercising any right, power or remedy under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise of that right, power or remedy. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

7.2.	Notices

Except as otherwise provided in this Pledge Agreement:

(a)	all notices and communications shall be given or made in writing and shall be personally delivered by mail or sent by fax to the intended recipient at the address for notices specified below or, or as to any party, at such other address as shall be designated by such party in a notice to the other parties.

(b)	All such notices and communications shall be deemed to have been duly given on the day upon which they were delivered or received by fax if delivered or received on a Business Day prior to 4:00 pm local time or on the next Business Day if received after 4:00 pm or on a day that is not a Business Day.

if to the Pledgor:
1050 Winter Street,
Suite 2300,
Waltham, Massachusetts 0245,
United States of America

if to the Pledgee:

Wachovia Bank, National Association, as Administrative Agent
201 South College Street,
Charlotte, North Carolina 28288
Fax: (704) 374-2698

if to the Company:
1, rue des Glacis
L-1628 Luxembourg

7.3.	Amendment

Any and all amendments to this Pledge Agreement shall be made in writing.

7.4.	Successors and permitted assigns

This Pledge Agreement shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Pledgee and its successors and permitted assigns.

7.5.	Severability

If any provision of this Pledge Agreement is declared invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the parties as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability of that provision in any other jurisdiction.

7.6.	Costs and expenses

The Pledgor agrees to reimburse the Pledgee for all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable legal fees and expenses) in connection with the execution of this Pledge Agreement, the perfection and the enforcement of the Pledge.

7.7.	Governing law and jurisdiction

This Pledge Agreement shall be governed by and construed in accordance with Luxembourg laws. The Courts of the city of Luxembourg shall have exclusive jurisdiction to settle any dispute arising out of or in relation to this Pledge Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed in 3 (three) copies by their respective authorized officers as of the day and year first written above.

Lionbridge Technologies, Inc.
By:	—
Title:	—

Wachovia Bank, National Association
By:	—
Title:	—

By signing, the Company acknowledges and accepts the existence of the Pledge over the Shares created under this Pledge Agreement for the purpose of the registration in the register of shareholders of the Company.

Lionbridge Holdings Luxembourg S.à r.l.
By:	—
Title:	Manager